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                                                                   EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS


          We consent to the inclusion herein and to the incorporation by reference in the Registration Statements (Nos. 33-44606 and 333-01312) on Forms S-8 and (Nos. 33-93826 and 33-95120) on Forms S-3 of Aames Financial Corporation ("AFC") of our report dated August 16, 1996, relating to the balance sheets of One Stop Mortgage, Inc. as of June 30, 1996 and December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for the period January 1, 1996 through June 30, 1996 and the period August 24, 1995 (inception) through December 31, 1995, which report appears in AFC's report on Form 8-K dated August 28, 1996.



                                                  KPMG Peat Marwick LLP


Orange County, California
September 9, 1996